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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES






                       ROCKWELL INTERNATIONAL CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                             ---------------------------------------
                                                              2000     1999    1998    1997    1996
                                                              ----     ----    ----    ----    ----
                                                                  (in millions, except ratios)
Earnings Available for Fixed Charges:
  Income from continuing operations before income
     taxes............................................       $  943   $  886   $  26   $ 726   $ 530
Adjustments:
  Undistributed loss (income) of affiliates...........           11       (4)     (8)     (9)     (3)
  Minority interest in loss of subsidiaries...........            2        2      --       2      --
                                                             ------   ------   -----   -----   -----
                                                                956      884      18     719     527
                                                             ------   ------   -----   -----   -----
Add fixed charges included in earnings:
  Interest expense....................................           73       84      58      27      22
  Interest element of rentals.........................           57       51      50      47      49
                                                             ------   ------   -----   -----   -----
       Total..........................................          130      135     108      74      71
                                                             ------   ------   -----   -----   -----
  Total earnings available for fixed charges..........       $1,086   $1,019   $ 126   $ 793   $ 598
                                                             ======   ======   =====   =====   =====
Fixed charges:
  Fixed charges included in earnings..................       $  130   $  135   $ 108   $  74   $  71
  Capitalized interest................................            3        4      10       9       2
                                                             ------   ------   -----   -----   -----
  Total fixed charges.................................       $  133   $  139   $ 118   $  83   $  73
                                                             ======   ======   =====   =====   =====
Ratio of Earnings to Fixed Charges(1).................          8.2      7.3     1.1     9.6     8.2
                                                             ======   ======   =====   =====   =====


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(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.